Exhibit 99.1

NRG Yield, Inc. To Acquire Energy Systems Company

  — Leading Thermal Infrastructure Assets Significantly Increases Cash Available for Distribution —

PRINCETON, NJ; December 3, 2013 — NRG Yield, Inc. (NYSE: NYLD), in its first third-party acquisition, has entered into an agreement to acquire the assets of privately held Energy Systems Company (ESC) of Omaha, Neb., an award-winning supplier of district energy, for $120 million in cash.

NRG Yield intends to fund the purchase price using cash on hand and expects the acquisition to increase Cash Available for Distribution by approximately $8 million in 2014. The assets will be acquired debt-free.

“The acquisition of ESC demonstrates NRG Yield’s ability to successfully compete for attractive contracted energy assets available from third parties,” said David Crane, NRG Yield’s Chairman and Chief Executive Officer. “In addition to contributing to our objective of sustainable and visible dividend growth for our investors, ESC provides us another important opportunity to supply the energy needs of business and other institutional customers directly and in a manner that is not entirely grid dependent.”

ESC currently serves nearly 14 million square feet of data center, commercial, educational, hospital, cultural and governmental space in Omaha with a weighted average remaining life of customer contracts over 11 years. The Omaha system to be acquired by NRG Yield is known as one of the premier assets in the U.S. district energy industry and has been recognized as a “System of the Year” by the International District Energy Association (IDEA) — one of only 15 such systems (out of more than 700 in the U.S. alone) that has received this award.

“As just the second owner in ESC’s 45-year history, we have long been committed to providing reliable district energy service to our many customers in downtown Omaha,” says Todd Johnson, ESC’s Chairman and CEO. “So it was important to us that the new owner be a stable, well-respected company like NRG that would honor that tradition of operational excellence. We are confident that it is an exceptional fit for both parties.”

Investment Highlights:

•                  Immediately accretive to 2014 Cash Flow Available for Distribution per share by approximately 8%

•                  Consistent with NRG Yield strategy of acquiring long-term contracted assets that favorably complement its existing portfolio and offer long-term growth opportunities

•                  Unique opportunity to achieve geographic diversification and grow thermal infrastructure platform

•                  Demonstrates NRG Yield ability to execute on its growth strategy through third-party acquisitions

NRG Yield expects the transaction to close by the end of the year.

About NRG Yield

NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the U.S., including fossil fuel, solar and wind power generation facilities that provide the capacity to support more than one million American homes and businesses. Our thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in ten locations. NRG Yield is traded on the New York Stock Exchange under the symbol NYLD. Visit nrgyield.com for more information.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our Adjusted EBITDA, cash available for distribution, expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG Yield believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify or successfully implement acquisitions (including receipt of third party consents and regulatory approvals), our ability to enter into new contracts as existing contracts expire, our ability to obtain anticipated Section 1603 Cash Grants and our ability to maintain and grow our quarterly dividends.

NRG Yield undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG Yield’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG Yield’s future results included in NRG Yield’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, NRG Yield makes available free of charge at www.nrgyield.com, copies of materials it files with, or furnish to, the SEC.

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Contacts:

Media:	Investors:
Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

David Gaier	Dan Keyes
609.524.4529	609.524.4527